Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated February 23, 2006  on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the year ended December 31, 2005 included in this Form 10-K, into the Company’s previously filed Registration Statement (File No. 333-101447).

/s/ Choi, Kim & Park, LLP.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
March 15, 2006